EXHIBIT 4.18

SUNDAY COMMUNICATIONS LIMITED
13/F Warwick House
Taikoo Place
Quarry Bay
Hong Kong

Mr. Henry Michael Miles
8 Harley Gardens
London SW10 9SW
England

Dear Mr. Miles,

Appointment as Non-Executive Director of
SUNDAY Communications Limited (the "Company")

Thank you for agreeing to take up a position as an independent non-executive director of the Company. This letter sets out the terms upon which the Company proposes to appoint you:

1.     Term and Compliance

Your appointment shall be deemed to have commenced on 27 January 2000 (the "Commencement Date") and, subject to the provisions of paragraph 4 below, shall be for an initial fixed period ending 31 December 2000 and thereafter shall continue provided that either you or the Company may terminate the engagement by giving to the other party at least one calendar month's notice in writing thereof.

During the period of your appointment (the "Term") and during the performance of your duties, you will ensure that you are aware of your legal obligations, and your obligations under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Listing Rules" and the "Stock Exchange", respectively) and other relevant regulations and requirements, as an independent non-executive director of the Company. You will also notify the board of directors of the Company (the "Board") immediately upon the occurrence of, or if you become aware of, any matter which may affect your independence for the purpose of the Listing Rules.

2.     Remuneration and Expenses

The Company will pay to you during the Term a fee of HK$200,000 per year, which shall be deemed to accrue on a day to day basis, or such higher amount as the Board may from time to time determine in its absolute discretion. This amount shall be payable to you in two instalments of HK$ 100,000 in arrear during the Term on 30 June and 31 December in each calendar year (or if such day is not a working day, on the working day falling immediately thereafter). If termination of your appointment occurs on any day other than 30 June or 31 December, the amount payable to you shall be pro-rated from the date of the last payment to the date upon which termination is effective (the "Termination Date").

The Company shall also pay to you such additional fees or other remuneration as agreed between the Company and you in respect of any special services to be rendered by you as may from time to time be agreed. This amount shall be payable to you in such manner and at such time as may be agreed between you and the Company from time to time.

In addition, the Company shall also reimburse you for all reasonable expenses properly incurred by you in connection with your office, provided that you give the Company all appropriate receipts and vouchers.

3.     Confidentiality

You must not at any time, whether during the Term or at any time afterwards, use, take away, conceal, destroy or retain either for your own advantage or the advantage of any other persons, except a member of the Company and its subsidiaries (the "Group") or an associated company of the Group (being a company which controls 20% or more of the voting shares of any member of the Group or of which 20% or more of the voting shares are controlled by any member of the Group), or to the detriment of any member or associated company of the Group, or (save to the extent as is required by relevant law, the requirements of the Stock Exchange or other regulatory requirements, or as is authorised by the Board) divulge or communicate to or cause or enable any third party to become aware of or use any:

3.1   financial, business or trading information or other confidential or personal information which you may receive or obtain in relation to the business, finances, dealings or affairs of any member or associated company of the Group, including any information regarding the projects or other technical data or the finances, contractual arrangements, employees or agents of any member or associated company of the Group;

3.2   trade secrets (including trade knowledge) and confidential know-how of or relating to any member or associated company of the Group or any of its businesses; or

3.3   information imparted to you on the express basis that it is confidential (together with the above, collectively referred to as "Confidential Information").

Confidential Information does not include any information or material which is in the public domain other than as a result of a breach by you of the terms of this letter.

All documents, records, correspondence, price lists, accounts, statistics, equipment or other property forming part of or relating to (as the case may be) the Confidential Information and the businesses or affairs of the Company or any other member or associated company of the Group (as the case may be) kept in your possession or under your control and all copies thereof or extracts therefrom (in whatever form they may be kept) made by yourself or on your behalf are and shall remain the property of the Company or such other member of the Group (as the case may be).

4.     Termination

Your appointment shall automatically immediately terminate if you cease to be an independent non-executive director of the Company. Termination shall not affect the continued application of the provisions of paragraphs 3 and 5 and the then accrued rights and liabilities of you and the Company under this letter.

You agree that you shall have no claim against the Company for damages or otherwise by reason of termination of your appointment under this letter, other than for any remuneration and expenses due to you under paragraph 2.

You also agree that, if you have not already ceased to be a director of the Company, you will duly resign in writing from such office forthwith upon Termination and, in the event of your failure so to do within seven days after the making of such request, the Company is irrevocably authorised to appoint any person in your name and on your behalf to give notice of such resignation and to do all other things requisite to give effect to such resignation.

5.     Indemnity

The Company agrees to indemnify you and hold you harmless on demand from and against any and all losses, claims, damages, liabilities, and expenses, including without limitation, any proceedings brought against you, arising from the performance of your duties in connection with your appointment hereunder, so far as permitted by law and the Articles of Association of the Company, except in any case where the matter in respect of which indemnification is sought pursuant to this paragraph was caused by your wilful default, wilful misconduct or wilful neglect.

6.     General

This letter embodies all the terms and provisions of and. relating to your appointment as an independent non-executive director by the Company and supersedes all previous agreements relating to your appointment by the Company. The terms of this letter may only be varied in writing by you and the Company and none of the rights or duties of the Company or yourself hereunder may be assigned, transferred, sub-contracted or delegated.

This letter is governed by and interpreted in accordance with Hong Kong law, and the Company and you both submit to the non-exclusive jurisdiction of the courts of Hong Kong in respect of all disputes and proceedings arising under this letter.

7.     Acceptance

We should be obliged if you would please confirm your acceptance of the above terms by signing and returning to us the duplicate copy of this letter provided for that purpose.

For and on behalf of
SUNDAY Communications Limited

I accept the appointment as an independent non-executive director of the Company subject to the Articles of Association of the Company and on and subject to the terms set out in the letter of which this is a copy.

____________________________
Henry Michael Miles

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7.     Acceptance

We should be obliged if you would please confirm your acceptance of the above terms by signing and returning to us the duplicate copy of this letter provided for that purpose.

For and on behalf of
SUNDAY Communications Limited

I accept the appointment as an independent non-executive director of the Company subject to the Articles of Association of the Company and on and subject to the terms set out in the letter of which this is a copy.